Exhibit 4.1

                            [Dtomi, Inc. letterhead]

                                January 18, 2005

Monty Abbott
Cambridge Securities Group, Inc.
8871 SE Clearwater
Port Orchard, WA 98367

Dear Mr. Abbott:

         This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated July 23, 2004, by and between Dtomi, Inc., a Nevada corporation (the "Company"), and Cambridge Securities Group, Inc. (the "Agreement"). All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

         Section 6 of the Agreement is hereby amended so that the Company shall issue an additional two million seven hundred fifty thousand (2,750,000) shares of common stock of the Company (the "Shares") to Consultant for the performance of the Consulting Services to the Company. Section 2 of the Agreement is hereby amended to extend the term by an additional period of one year.

         If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Sincerely,

                                            John Haddock

Agreed and Accepted:

Cambridge Securities Group, Inc.

By:
    -----------------------------
    Name:  Monty Abbott
    Title:  President

Dated:
     ----------------------------

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